Exhibit 99.1

DISTRIBUTORS ANNOUNCE PROPOSED OPIOID SETTLEMENT AGREEMENT

07/21/2021

CONSHOHOCKEN, Pa. & DUBLIN, Ohio & IRVING, Texas -- AmerisourceBergen (NYSE: ABC), Cardinal Health (NYSE: CAH) and McKesson (NYSE: MCK) announced today that they have negotiated a comprehensive proposed settlement agreement which, if all conditions are satisfied, would result in the settlement of a substantial majority of opioid lawsuits filed by state and local governmental entities.

While the companies strongly dispute the allegations made in these lawsuits, they believe the proposed settlement agreement and settlement process it establishes, which is outlined below, are important steps toward achieving broad resolution of governmental opioid claims and delivering meaningful relief to communities across the United States. The companies remain deeply concerned about the impact the opioid epidemic is having on individuals, families, and communities across the nation and are committed to being part of the solution.

The proposed settlement agreement is the result of years of negotiation with state attorneys general and representatives of the subdivisions. If the proposed settlement agreement and settlement process leads to final settlement through the process outlined below, it would collectively provide thousands of communities across the United States up to approximately $21 billion over 18 years. It would also establish a clearinghouse that consolidates data from all three distributors, which will be available to the settling states to use as part of their anti-diversion efforts.

Subject to certain future milestones described below and the level of participation, the companies would be responsible for up to the following contributions, payable over 18 years:

●	AmerisourceBergen: $6.4 billion

●	Cardinal Health: $6.4 billion

●	McKesson: $7.9 billion

The proposed settlement agreement would become binding only if all conditions outlined below are satisfied:

Approval of State and Territorial Participation	For the next 30 days, all U.S. States, territories and Washington DC will have the opportunity to join the settlement, except West Virginia which settled previously with the companies. After the conclusion of the state sign-on period, each company will independently determine whether a sufficient number of states have joined to warrant continuing with the political subdivision sign-on period.
Approval of Political Subdivision Participation	If the distributors decide that sufficient states have joined, each participating state will continue to offer its political subdivisions, including those that have not sued, the opportunity to participate in the settlement for an additional 120-day period. After the conclusion of the political subdivision sign-on period, each company will independently determine whether a sufficient number of states and a sufficient number of political subdivisions have joined for the settlement to proceed to implementation.

If the conditions are satisfied, the settlement would become effective 60 days after the distributors determine that there is sufficient participation to proceed. During this 60-day period, the participating states and the distributors would cooperate to obtain consent judgments in each participating state embodying the terms of the settlement. The companies will make their first annual settlement payment into escrow on or before September 30, 2021, and the payment will be disbursed following the effective date, or returned to distributors if the settlement does not become effective.

If, however, a settlement cannot be finalized and plaintiffs instead choose to pursue their claims in court, the companies will continue to assert their strong legal defenses in pending litigation.

This settlement process only addresses the claims of U.S. state attorneys general and political subdivisions in participating states. The West Virginia subdivisions and Native American tribes are not part of this settlement process.

Cautionary Statements Regarding Forward Looking Statements

The preceding descriptions of a potential resolution of certain governmental entities’ opioids-related claims against pharmaceutical distribution companies constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve risks and uncertainties that could cause actual results to differ materially from those in those statements. It is not possible to identify all such risks and uncertainties. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are first made. Except to the extent required by law, the companies undertake no obligation to publicly update forward-looking statements. Risk factors include, but are not limited to: the settlement process may not result in a resolution of all or any claims against each company regarding its role in distributing opioids; the companies may continue to experience costly and disruptive legal disputes and settlements related to distribution of controlled substances, including opioids; the companies might experience losses not covered by insurance; and the companies might be adversely impacted by changes in tax legislation or challenges to their respective tax positions. Investors should read the important risk factors described in each company’s Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission.

About AmerisourceBergen

AmerisourceBergen fosters a positive impact on the health of people and communities around the world by advancing the development and delivery of pharmaceuticals and healthcare products. As a leading global healthcare company, with a foundation in pharmaceutical distribution and solutions for manufacturers, pharmacies and providers, we create unparalleled access, efficiency and reliability for human and animal health. Our 41,000 global team members power our purpose: We are united in our responsibility to create healthier futures.

About Cardinal Health

Cardinal Health is a distributor of pharmaceuticals, a global manufacturer and distributor of medical and laboratory products, and a provider of performance and data solutions for healthcare facilities. With 50 years in business, operations in more than 40 countries and approximately 48,000 employees globally, Cardinal Health is essential to care. Information about Cardinal Health is available at cardinalhealth.com.

About McKesson Corporation

McKesson Corporation is a global leader in healthcare supply chain management solutions, retail pharmacy, community oncology and specialty care, and healthcare information solutions. McKesson partners with pharmaceutical manufacturers, providers, pharmacies, governments and other organizations in healthcare to help provide the right medicines, medical products and healthcare services to the right patients at the right time, safely and cost-effectively. United by our ICARE shared principles, our employees work every day to innovate and deliver opportunities that make our customers and partners more successful - all for the better health of patients. McKesson has been named a “Most Admired Company” in the healthcare wholesaler category by FORTUNE, a “Best Place to Work” by the Human Rights Campaign Foundation, and a top military-friendly company by Military Friendly. For more information, visit www.mckesson.com.

Contacts

AmerisourceBergen

Investor Contact:

  Bennett S. Murphy

  610-727-3693

  bmurphy@amerisourcebergen.com

Media Contact:

  Gabe Weissman

  610-727-3696

  gweissman@amerisourcebergen.com

Cardinal Health

Investor Contact:

  Kevin Moran

  614-757-7942

  kevin.moran@cardinalhealth.com

Media Contact:

  Erich Timmerman

  847-887-1487

  Erich.Timmerman@cardinalhealth.com

McKesson

Investor Contact:

  Holly Weiss

  972-969-9174

  Holly.Weiss@McKesson.com

Media Contact:

  David Matthews

  214-952-0833

  David.Matthews@McKesson.com